UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 21, 2015

TIMKENSTEEL CORPORATION (Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706-2798
(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2015, TimkenSteel Corporation (the “Company”), as borrower, and certain domestic subsidiaries of the Company, as subsidiary guarantors (the “Subsidiary Guarantors”), entered into an Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), PNC Bank, National Association, as syndication agent (the “Syndication Agent”), and the other lenders party thereto (collectively, the “Lenders”), which amends and restates the Company’s existing secured Credit Agreement, dated as of June 30, 2014 (the “Existing Credit Agreement”), in the form attached as Annex A to the Amendment and Restatement Agreement (the Existing Credit Agreement, as amended and restated by the Amendment and Restatement Agreement, the “Amended Credit Agreement”).

The Amended Credit Agreement provides for a $300.0 million asset-based revolving credit facility (the “Credit Facility”), including a $15.0 million sublimit for the issuance of commercial and standby letters of credit and a $30.0 million sublimit for swingline loans. Pursuant to the terms of the Amended Credit Agreement, the Company is entitled, on up to two occasions and subject to the satisfaction of certain conditions, to request increases in the commitments under the Amended Credit Agreement in the aggregate principal amount of up to $50.0 million, to the extent that existing or new lenders agree to provide such additional commitments.

The availability of borrowings under the Credit Facility is subject to a borrowing base calculation based upon a valuation of the eligible accounts receivable, inventory and machinery and equipment of the Company and the Subsidiary Guarantors, each multiplied by an applicable advance rate. The availability of borrowings may be further modified by reserves established from time to time by the Administrative Agent in its permitted discretion.

The interest rate per annum applicable to loans under the Credit Facility will be, at the Company’s option, equal to either (i) the alternate base rate plus the applicable margin or (ii) the relevant adjusted LIBO rate for an interest period of one, two, three or six months (as selected by the Company) plus the applicable margin. The base rate will be a fluctuating rate per annum equal to the greater of (i) the prime rate of the Administrative Agent, (ii) the effective Federal Reserve Bank of New York rate plus 0.50% and (iii) the adjusted LIBO rate for a one-month interest period on the applicable date, plus 1.00%. The adjusted LIBO rate will be equal to the applicable London interbank offered rate for the selected interest period, as adjusted for statutory reserve requirements for eurocurrency liabilities. The applicable margin will be determined by a pricing grid based on the Company’s average quarterly availability. Notwithstanding the foregoing, loans up to an aggregate principal amount equal to the machinery and equipment component of the borrowing base will bear interest at 0.75% plus the rate otherwise applicable to such loans. In addition, the Company will pay a commitment fee on the average daily unused amount of the Credit Facility in a percentage also determined by the Company’s average quarterly availability.

As of December 21, 2015, $205,865,940 was outstanding under the Credit Facility in the form of loans and letters of credit. The proceeds of the Credit Facility will be used to finance working capital, capital expenditures, certain permitted acquisitions and other general corporate purposes. All of the indebtedness under the Credit Facility is guaranteed by the Company’s material domestic subsidiaries, as well as any other domestic subsidiary that the Company elects to make a party to the Amended Credit Agreement, and is secured by substantially all of the assets of the Company and the Subsidiary Guarantors.

The Credit Facility matures on June 30, 2019. Prior to the maturity date, amounts outstanding are required to be repaid (without reduction of the commitments thereunder) from mandatory prepayment events from the proceeds of certain asset sales, equity or debt issuances or casualty events.

The Amended Credit Agreement contains certain customary covenants, including covenants that limit the ability of the Company and its subsidiaries to, among other things, (i) incur or suffer to exist certain liens, (ii) make investments, (iii) incur or guaranty additional indebtedness (iv) enter into consolidations, mergers, acquisitions, sale-leaseback transactions and sales of assets, (v) make distributions and other restricted payments, (vi) change the nature of its business, (vii) engage in transactions with affiliates and (viii) enter into restrictive agreements, including agreements that restrict the ability to incur liens or make distributions. Further, the Amended Credit Agreement contains financial covenants that limit the amount of capital expenditures the Company may make to $45 million in fiscal year 2016 and $50 million in fiscal years thereafter.

In addition, the Amended Credit Agreement, requires the Company to (i) maintain certain minimum availability under the Credit Facility as specified therein, including, a requirement to have availability of not less than a specified amount for at least one day prior to July 1, 2016, and (ii) maintain a minimum specified fixed charge coverage ratio for three consecutive months beginning July 30, 2017 and thereafter on a springing basis if minimum availability requirements as specified in the Amended Credit Agreement are not maintained.

The Amended Credit Agreement describes certain customary events of default. If any event of default occurs and is continuing, the Lenders would be entitled to take various actions, including the acceleration of amounts due under the Amended Credit Agreement, and exercise other rights and remedies.

The Lenders and the agents (and each of their respective subsidiaries or affiliates) under the Amended Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date:	December 22, 2015	By:	/s/ Frank A. DiPiero
Frank A. DiPiero
Executive Vice President, General Counsel and Secretary